The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated August 21, 2025

Pricing Supplement dated August , 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Barrier Absolute Return Market Linked Notes (with daily barrier observation)

Linked to the S&P 500® Index due on or about September 18, 2026

Investment Description

The Barrier Absolute Return Market Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Underlying”). If a Barrier Event has occurred, meaning that the Closing Level of the Underlying is greater than the Upper Barrier or less than the Lower Barrier on any scheduled trading day during the period from but excluding the Strike Date to and including the Final Valuation Date (the “Observation Period”), the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. The Upper Barrier is equal to 116.00% of the Initial Underlying Level, and the Lower Barrier is equal to 84.00% of the Initial Underlying Level. If a Barrier Event has not occurred, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the absolute value of the Underlying Return. Because the Upper Barrier is equal to 116.00% of the Initial Underlying Level and the Lower Barrier is equal to 84.00% of the Initial Underlying Level, the maximum payment at maturity is $1,160.00 per Note. If a Barrier Event occurs, the payment at maturity will be equal to the principal amount, regardless of the Underlying Return. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Range Bound Growth Potential Only If a Barrier Event Has Not Occurred: If a Barrier Event has not occurred, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the absolute value of the Underlying Return.

❑ Repayment of Principal at Maturity: If a Barrier Event has occurred, or if a Barrier Event has not occurred and the Underlying Return is zero, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Strike Date:	August 19, 2025
	Trade Date:	August 21, 2025
	Settlement Date:	August 26, 2025
	Final Valuation Date:	September 15, 2026
	Maturity Date:	September 18, 2026
[1] The Initial Underlying Level is the Closing Level of the Underlying on the Strike Date and is not the Closing Level of the Underlying on the Trade Date. The Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE RETURN ON THE NOTES MAY BE LESS THAN THE AMOUNT THAT WOULD BE PAID ON A CONVENTIONAL DEBT SECURITY OF THE ISSUER OF COMPARABLE MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Barrier Absolute Return Market Linked Notes linked to the S&P 500® Index. The return on the Notes is subject to the predetermined Upper Barrier, Lower Barrier and the corresponding maximum payment at maturity. The Notes are offered at a minimum investment of $1,000 and integral multiples of $1,000.

Underlying	Initial Underlying Level*	Upper Barrier	Lower Barrier	CUSIP / ISIN
S&P 500® Index (SPX)	6,411.37	7,437.19, which is 116.00% of the Initial Underlying Level (rounded to two decimal places)	5,385.55, which is 84.00% of the Initial Underlying Level (rounded to two decimal places)	06746CVM8 / US06746CVM80

* The Initial Underlying Level is the Closing Level of the Underlying on the Strike Date and is not the Closing Level of the Underlying on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the underlying supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$10	$990
Total	$•	$•	$•
[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $933.70 and $983.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” below.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

t	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

t	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Barrier Absolute Return Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations
The Notes may be appropriate for you if:	The Notes may not be appropriate for you if:

t   You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You understand and accept that your potential return is limited by the Upper Barrier and the Lower Barrier if a Barrier Event has not occurred and that, if a Barrier Event has occurred, you will not receive any positive return on your investment.

t   You believe the level of the Underlying will increase or decrease moderately and a Barrier Event will not occur.

t   You can tolerate receiving only your principal amount at maturity if the Underlying increases or decreases significantly and a Barrier Event occurs or if a Barrier Event does not occur and the Final Underlying Level is equal to the Initial Underlying Level.

t   You understand and accept that you will participate in the absolute value of the Underlying Return only if a Barrier Event has not occurred.

t   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations in the level of the Underlying.

t   You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying.

t   You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t   You understand and are willing to accept the risks associated with the Underlying.

t   You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

t   You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t   You seek an investment that has unlimited return potential.

t   You believe that the level of the Underlying will remain flat or will increase above the Upper Barrier or decrease below the Lower Barrier during the term of the Notes.

t   You cannot tolerate receiving only your principal amount at maturity if a Barrier Event occurs or if a Barrier Event does not occur and the Final Underlying Level is equal to the Initial Underlying Level.

t   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations in the level of the Underlying.

t   You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying.

t   You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t   You do not understand or are not willing to accept the risks associated with the Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t   You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “S&P 500® Index” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately 13 months. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Asset:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>“) (the “Underlying”)
Payment at Maturity (per Note):

•     If a Barrier Event has occurred, the Issuer will repay the principal amount of $1,000 per Note at maturity.

•     If a Barrier Event has not occurred, the Issuer will pay the principal amount plus a return equal to the absolute value of the Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × absolute value of the Underlying Return)

Because the payment at maturity will not reflect the absolute value of the Underlying Return if a Barrier Event has occurred, the Upper Barrier and Lower Barrier are effectively a cap on your return at maturity. Because the Upper Barrier is equal to 116.00% of the Initial Underlying Level and the Lower Barrier is equal to 84.00% of the Initial Underlying Level, the maximum payment at maturity is $1,160.00 per Note.

If a Barrier Event has occurred, or if a Barrier Event has not occurred and the Underlying Return is zero, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	(a) Final Underlying Level minus Initial Underlying Level divided by (b) Initial Underlying Level
Barrier Event:	A Barrier Event occurs if, on any scheduled trading day during the Observation Period, the Closing Level of the Underlying is greater than the Upper Barrier or less than the Lower Barrier. If a market disruption event occurs on any scheduled trading day during the Observation Period (other than the Final Valuation Date), the Closing Level of the Underlying on that day will be disregarded for purposes of determining whether a Barrier Event has occurred.
Upper Barrier:	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement
Lower Barrier:	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement
Observation Period:	The period from but excluding the Strike Date to and including the Final Valuation Date
Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Closing Level:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Investment Timeline
Strike Date:	The Initial Underlying Level is observed and the Upper Barrier and Lower Barrier are determined.

Every scheduled trading day during the Observation Period:	The Closing Level of the Underlying is observed.

Maturity Date:

The Final Underlying Level is observed and the Underlying Return is determined on the Final Valuation Date.

If a Barrier Event has occurred, the Issuer will repay the principal amount of $1,000 per Note at maturity.

If a Barrier Event has not occurred, the Issuer will pay the principal amount plus a return equal to the absolute value of the Underlying Return. Accordingly, the payment at maturity per Note would be calculated as follows:

$1,000 + ($1,000 × absolute value of the Underlying Return)

If a Barrier Event has occurred, or if a Barrier Event has not occurred and the Underlying Return is zero, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Because the Upper Barrier is equal to 116.00% of the Initial Underlying Level and the Lower Barrier is equal to 84.00% of the Initial Underlying Level, the maximum payment at maturity is $1,160.00 per Note. If a Barrier Event occurs, the payment at maturity will be equal to the principal amount, regardless of the Underlying Return. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlying and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlying” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

t	The Notes do not pay interest and may not pay more than the principal amount — If a Barrier Event has occurred, or if a Barrier Event has not occurred and the Underlying Return is zero, you will receive only the principal amount for each Note you hold at maturity and will receive no positive return on your investment. Even if a Barrier Event has not occurred, as the Notes do not pay any interest, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity if the Underlying does not appreciate or depreciate sufficiently over the term of the Notes. The Notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a return, if any, based on the absolute value of the performance of the Underlying.

t	The potential return on the Notes is limited by the Upper Barrier and the Lower Barrier if a Barrier Event has not occurred — Because the payment at maturity will reflect the absolute value of the Underlying Return only if a Barrier Event has not occurred, the Upper Barrier and Lower Barrier are effectively a cap on your return at maturity. Because the Upper Barrier is equal to 116.00% of the Initial Underlying Level and the Lower Barrier is equal to 84.00% of the Initial Underlying Level, the maximum payment at maturity is $1,160.00 per Note.

t	A Barrier Event may occur on any scheduled trading day during the Observation Period — If, on any scheduled trading day during the Observation Period, the Closing Level of the Underlying is greater than the Upper Barrier or less than the Lower Barrier (i.e., a Barrier Event occurs), you will receive at maturity only the principal amount of your Notes, and you will not participate in the absolute value of the Underlying Return, regardless of any appreciation or depreciation of the Underlying, which may be significant.

t	No interest payments — The Issuer will not make periodic interest payments on the Notes.

t	The probability that a barrier event will occur will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that a Barrier Event will occur during the Observation Period, resulting in the loss of the opportunity to earn a return on the Notes at maturity based on the absolute value of the Underlying Return. However, the Underlying’s volatility can change significantly over the term of the Notes. The level of the Underlying could rise or fall sharply, which could trigger a Barrier Event and result in your receiving only the principal amount of your Notes at maturity.

t	Any payment on the Notes will be determined based on the Closing Levels of the Underlying on the dates specified — Any payment on the Notes will be determined based on the Closing Levels of the Underlying on the dates specified. You will not benefit from any more favorable value of the Underlying determined at any other time.

t	Repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time a Barrier Event has not occurred and the level of the Underlying is greater than or less than the Initial Underlying Level.

t	Owning the Notes is not the same as owning the securities composing the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

t	Tax Treatment — As discussed further below under “What Are the Tax Consequences of an Investment in the Notes?” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

t	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlying

t	The Underlying reflects the price return of the securities composing the Underlying, not the total return — The return on the Notes is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Notes will not include such a total return feature.

t	Adjustments to the Underlying could adversely affect the value of the Notes — The sponsor of the Underlying may add, delete, substitute or adjust the securities composing the Underlying or make other methodological changes to the Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain material changes in or modifications to the Underlying. In addition, the sponsor of the Underlying may also discontinue or suspend calculation or publication of the Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Level of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

t	We may accelerate the Notes if a change-in-law event occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlying or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

t	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the

Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlying” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

t	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

t	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying;

t	the time to maturity of the Notes;

t	the market prices of, and dividend rates on, the securities composing the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Notes;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

t	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

t	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

t	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 13 months
Hypothetical Initial Underlying Level:	100.00
Hypothetical Upper Barrier:	116.00 (which is 116.00% of the hypothetical Initial Underlying Level)
Hypothetical Lower Barrier:	84.00 (which is 84.00% of the hypothetical Initial Underlying Level)
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Level, Upper Barrier, Lower Barrier or Final Underlying Level. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Level. The actual Initial Underlying Level, Upper Barrier and Lower Barrier are set forth on the cover of this pricing supplement, and the actual Final Underlying Level will be the Closing Level of the Underlying on the Final Valuation Date. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “S&P 500® Index” below. We cannot predict the Closing Level of the Underlying on any scheduled trading day during the term of the Notes, including on the Final Valuation Date.

		A Barrier Event Has Not Occurred(1)		A Barrier Event Has Occurred(1)
Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Notes at Maturity(2)	Payment at Maturity	Total Return on Notes at Maturity(2)
180.00	80.00%	N/A	N/A	$1,000.00	0.00%
170.00	70.00%	N/A	N/A	$1,000.00	0.00%
160.00	60.00%	N/A	N/A	$1,000.00	0.00%
150.00	50.00%	N/A	N/A	$1,000.00	0.00%
140.00	40.00%	N/A	N/A	$1,000.00	0.00%
130.00	30.00%	N/A	N/A	$1,000.00	0.00%
120.00	20.00%	N/A	N/A	$1,000.00	0.00%
116.00	16.00%	$1,160.00	16.00%	$1,000.00	0.00%
115.00	15.00%	$1,150.00	15.00%	$1,000.00	0.00%
110.00	10.00%	$1,100.00	10.00%	$1,000.00	0.00%
105.00	5.00%	$1,050.00	5.00%	$1,000.00	0.00%
100.00	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,050.00	5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,150.00	15.00%	$1,000.00	0.00%
84.00	-16.00%	$1,160.00	16.00%	$1,000.00	0.00%
80.00	-20.00%	N/A	N/A	$1,000.00	0.00%
70.00	-30.00%	N/A	N/A	$1,000.00	0.00%
60.00	-40.00%	N/A	N/A	$1,000.00	0.00%
50.00	-50.00%	N/A	N/A	$1,000.00	0.00%
40.00	-60.00%	N/A	N/A	$1,000.00	0.00%
30.00	-70.00%	N/A	N/A	$1,000.00	0.00%
20.00	-80.00%	N/A	N/A	$1,000.00	0.00%
10.00	-90.00%	N/A	N/A	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	$1,000.00	0.00%
[1]	A Barrier Event occurs if, on any scheduled trading day during the Observation Period, the Closing Level of the Underlying is greater than the Upper Barrier or less than the Lower Barrier.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $1,000 per Note.

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT HAS OCCURRED

Example 1 — The Closing Level of the Underlying increases 50.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 150.00, resulting in an Underlying Return of 50.00%.

Although the Underlying Return is 50.00%, because a Barrier Event has occurred, the Issuer will repay only the principal amount of $1,000.00 per Note at maturity and you will not receive any positive return on the Notes.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

Example 2 — The Closing Level of the Underlying increases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 110.00, resulting in an Underlying Return of 10.00%.

Although the Underlying Return is 10.00%, because a Barrier Event has occurred, the Issuer will repay only the principal amount of $1,000.00 per Note at maturity and you will not receive any positive return on the Notes. Even though the Final Underlying Level is between the Upper Barrier and the Lower Barrier, because a Barrier Event has occurred, your return on the Notes is not determined based on the absolute value of the Underlying Return.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

Example 3 — The Closing Level of the Underlying decreases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 90.00, resulting in an Underlying Return of -10.00%.

Although the Underlying Return is negative, because a Barrier Event has occurred, the Issuer will repay the full principal amount of $1,000.00 per Note at maturity. Even though the Final Underlying Level is between the Upper Barrier and the Lower Barrier, because a Barrier Event has occurred, your return on the Notes is not determined based on the absolute value of the Underlying Return.

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

EXAMPLES 4 THROUGH 6 ASSUME THAT A BARRIER EVENT HAS NOT OCCURRED

Example 4 — The Closing Level of the Underlying increases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 110.00, resulting in an Underlying Return of 10.00%.

Because a Barrier Event has not occurred, the Issuer will pay you your principal amount plus a return equal to the absolute value of the Underlying Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × absolute value of the Underlying Return)
$1,000 + ($1,000 × 10.00%) = $1,100.00

The payment at maturity of $1,100.00 per Note represents a total return on the Notes of 10.00%.

Example 5 — The Closing Level of the Underlying decreases 5.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 95.00, resulting in an Underlying Return of -5.00%.

Because a Barrier Event has not occurred, the Issuer will pay you your principal amount plus a return equal to the absolute value of the Underlying Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × absolute value of the Underlying Return)
$1,000 + ($1,000 × |-5.00%|)
$1,000 + ($1,000 × 5.00%) = $1,050.00

The payment at maturity of $1,050.00 per Note represents a total return on the Notes of 5.00%.

Example 6 — The Final Underlying Level is equal to the Initial Underlying Level of 100.00, resulting in an Underlying Return of 0.00%.

Because a Barrier Event has not occurred, the Issuer will pay you your principal amount plus a return equal to the absolute value of the Underlying Return, resulting in a payment at maturity calculated as follows per Note:

$1,000 + ($1,000 × absolute value of the Underlying Return)
$1,000 + ($1,000 × 0.00%) = $1,000.00

The payment at maturity of $1,000.00 per Note represents a total return on the Notes of 0.00%.

If a Barrier Event has not occurred and the Underlying Return is zero, you will not receive any positive return on your investment.

What Are the Tax Consequences of an Investment in the Notes?

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority. You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Based on current market conditions, we intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. For example, if a Barrier Event were to occur after the issue date but more than six months prior to maturity, then adjustments would be required to be taken into account in a reasonable manner over the remaining term of the Notes. You should consult your tax adviser concerning the application of these rules.

Notwithstanding the foregoing, if a Barrier Event occurs prior to the issue date, the Notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the Notes should be treated as debt instruments issued with original issue discount (“OID”) in an amount equal to the excess of the fixed payment at maturity over the “issue price” of the Notes. You will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of your method of accounting. Gain or loss realized on the sale, exchange or maturity of a Note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the Note for more than one year.

Because our intended treatment of the Notes as CPDIs is based on current market conditions, we may determine an alternative treatment is more appropriate based on circumstances at the time of pricing. Our ultimate determination will be binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment. Also, the IRS may challenge the treatment of the Notes as CPDIs. If we determine not to treat the Notes as CPDIs, or if the IRS successfully challenges the treatment of the Notes as CPDIs, then the Notes could be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the maximum return at maturity. Under this treatment, if you are a U.S. holder, your annual taxable income from (and adjusted tax basis in) the Notes might be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the Notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We will provide the “comparable yield” and “projected payment schedule” for the Notes in the final pricing supplement. The projected payment schedule for a Note will consist of a single projected amount due at maturity.

In the final pricing supplement, the following table will state the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period based upon the comparable yield and projected payment schedule.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per Note)
August 26, 2025 through December 31, 2025	$	$
January 1, 2026 through September 18, 2026	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

S&P 500® Index

The Underlying consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2015 through August 19, 2025, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on August 19, 2025 was 6,411.37. The dotted lines represent the Upper Barrier and Lower Barrier of 7,437.19 and 5,385.55, respectively, which are equal to 116.00% and 84.00%, respectively, of the Initial Underlying Level.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.